Exhibit 99.1

STORE Capital Declares Second Quarter 2018 Dividend

Company Release – June 15, 2018 06:45 AM ET

SCOTTSDALE, Ariz.--(BUSINESS WIRE)--STORE Capital Corporation (NYSE: STOR), an internally managed net-lease real estate investment trust (REIT) that invests in Single Tenant Operational Real Estate, today announced that it has declared a regular quarterly cash dividend on its common stock of $0.31 per share for the second quarter ending June 30, 2018.  The dividend will be paid on July 16, 2018 to STORE Capital stockholders of record as of the close of business on June 29, 2018.

About STORE Capital
STORE Capital Corporation is an internally managed net-lease real estate investment trust, or REIT, that is the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is its target market and the inspiration for its name. STORE Capital is one of the largest and fastest growing net-lease REITs and owns a large, well-diversified portfolio that consists of investments in over 2,000 property locations, substantially all of which are profit centers, in 49 states. Additional information about STORE Capital can be found on its website at www.storecapital.com.

Contacts:
Financial Profiles, Inc.
STORECapital@finprofiles.com
Investors:
Moira Conlon, 310-622-8220
Lauren Crawford, 310-622-8239
Media:
Tricia Ross, 310-622-8226

Source: STORE Capital Corporation